UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 11, 2016

Acorda Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50513	13-3831168
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 Saw Mill River Road, Ardsley, NY		10502
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 347-4300

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On August 11, 2016, Acorda Therapeutics, Inc. (the “Company”) entered into a settlement agreement with Accord Healthcare, Inc. and Intas Pharmaceuticals Limited (collectively “Accord”) to resolve pending patent litigation brought by the Company against Accord involving Ampyra® (dalfampridine) Extended-Release Tablets. The pending patent litigation was filed by the Company in the U.S. District Court for the District of Delaware in response to Accord’s submission of an Abbreviated New Drug Application (“ANDA”) to the U.S. Food and Drug Administration (“FDA”), seeking marketing approval for a generic version of Ampyra. As a result of the settlement agreement, Accord will be permitted to market a generic version of Ampyra in the United States at a specified date in 2027, or potentially earlier under certain circumstances. The parties will request that the Court enter a Consent Order, in which it will dismiss the Company’s litigation against Accord referred to above. Details of the settlement are confidential, and the parties will submit the agreement to the Federal Trade Commission and the Department of Justice, as required by federal law. The settlement with Accord does not resolve pending patent litigation brought by the Company against other parties who have submitted ANDAs to the FDA seeking marketing approval for generic versions of Ampyra. The expiration date for the Company’s latest expiring Ampyra patent listed in the FDA’s Orange Book is May 2027.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acorda Therapeutics, Inc.

August 15, 2016	By:	/s/ Jane Wasman
	Name:	Jane Wasman
	Title:	President, International, General Counsel and Corporate Secretary